Exhibit 10.82

Notice of Restricted Stock Unit Grant
Name	Michael W. Kramer	Employee ID
Date of Grant	December 5, 2011	Number of Restricted Stock Units Granted 750,000

Restricted Stock Unit Grant

Subject to the terms of this Notice of Restricted Stock Unit Grant (“Notice”), the Company hereby grants Michael W. Kramer (“You” or “Your”) the number of restricted stock units listed above. Each restricted stock unit shall at all times be deemed to have a value equal to the then-current fair market value of one share of Common Stock.

Definitions

For purposes of this Notice, unless the context requires otherwise, the following terms shall have the meanings indicated below:

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean a change of ownership, a change of effective control, or a change in ownership of a substantial portion of the assets of the Company.

(a)	A Change of ownership occurs on the date that a person or persons acting as a group acquires ownership of stock of the Company that together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

(b)	Notwithstanding whether the Company has undergone a change of ownership, a change of effective control occurs (a) when a person or persons acting as a group acquires within a 12-month period 30 percent of the total voting power of the stock of the Company or (b) a majority of the Board of Directors is replaced within 12 months if not previously approved by a majority of the members. A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control Event, i.e. multiple change in control events. For purposes of this Section 2, any acquisition by the Company of its own stock within a 12-month period, either through a transaction or series of transactions, that, immediately following such acquisition, results in the total voting power of a person or persons acting as a group to equal or exceed 30 percent of the total voting power of the stock of the Company will not constitute a change in effective control of the Company.

(c)	A Change in ownership of a substantial portion of the Company’s assets occurs when a person or persons acting as a group acquires assets that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all assets of the Company immediately prior to the acquisition. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to –

(i)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

Persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time, or as a result of the same public offering; however, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean J. C. Penney Company, Inc., the Corporation or any successor thereto, for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom the Corporation would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom the Corporation would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control), using the “at least 50 percent” ownership standard, within the meaning of Code Section 409A and Treasury Regulation section 1.409A-1(h)(3) or any successor thereto.

“Common Stock” shall mean the $0.50 par value common stock of the Company.

“Corporation” shall mean J. C. Penney Corporation, Inc.

“Disability” shall mean that You are totally and permanently disabled within the meaning of the Social Security Act (“Act”), provided that You have either (a) qualified for disability insurance benefits under such Act, or (b) in the opinion of the organization that administers the Company’s disability plans, You have a disability which would entitle You to such disability insurance benefits except for the fact that You do not have sufficient quarters of coverage or have not satisfied any age requirements under such law.

“Fair Market Value” of the Common Stock on any date shall be the closing price on such date as reported in the composite transaction table covering transactions of New York Stock Exchange (“Exchange”) listed securities, or if such Exchange is closed, or if the Common Stock does not trade on such date, the closing price reported in the composite transaction table on the last trading date immediately preceding such date, or such other amount as the Board may ascertain reasonably to represent such fair market value; provided however, that such determination shall be in accordance with the requirements of Treasury Regulation section 1.409A-1(b)(5)(iv), or its successor.

“Good Reason” shall mean a condition resulting from any of the actions listed below taken by the Company that is directed at You without Your consent:

(a)	a material decrease in Your salary or incentive compensation opportunity (the amount paid at target as a percentage of salary under the Corporation’s Management Incentive Compensation Program or any successor program then in effect); or

(b)	failure by the Company to pay You a material portion of Your current base salary, or incentive compensation within seven days of its due date; or

(c)	a material adverse change in reporting responsibilities, duties, or authority; or

(d)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom You are required to report without a corresponding increase in Your authority, duties or responsibilities; or

(e)	a requirement that You report to a corporate officer or employee other than the Chief Executive Officer of the Company; or

(f)	a material diminution in the budget over which You retain authority; or

(g)	the Company requires You to change Your principal location of work to a location more than 50 miles from the location thereof immediately prior to such change; or

(h)	discontinuance of any material paid time off policy, fringe benefit, welfare benefit, incentive compensation, equity compensation, or Retirement plan (without substantially equivalent compensating remuneration or a plan or policy providing substantially similar benefits) in which You participate or any action that materially reduces Your benefits or payments under such plans;

provided, however, that You must provide notice to the Corporation of the existence of any condition described above within 90 days of the initial existence of the condition, upon the notice of which the Corporation shall have 30 days during which it or Company may remedy the condition. Any separation from service as a result of a Good Reason condition must occur as of the later of (i) two years after the Change in Control, or (ii) 180 days after the initial existence of the condition described in (a) through (h) above that constitutes “Good Reason.”

“Involuntary Separation from Service” shall mean Your separation from service due to the independent exercise of the unilateral authority of the Company to terminate Your services, other than due to Your implicit or explicit request, where You were willing and able to continue performing services, within the meaning of Code Section 409A and Treasury Regulation section 1.409A-1(n)(1) or any successor thereto.

“Summary Dismissal” shall mean a termination due to:

(a)	any willful or negligent material violation of any applicable securities laws (including the Sarbanes-Oxley Act of 2002);

(b)	any intentional act of fraud or embezzlement from the Company;

(c)	a conviction of or entering into a plea of nolo contendere to a felony that occurs during or in the course of Your employment with the Corporation;

(d)	any breach of a written covenant or agreement with the Corporation, which is material and which is not cured within 30 days after written notice thereof from the Corporation; or

(e)	Your willful and continued failure to substantially perform Your duties for the Corporation (other than as a result of incapacity due to physical or mental illness) or to materially comply with Corporation or Company policy after written notice, in either case, from the Corporation and a 30-day opportunity to cure.

For purposes hereof, an act, or failure to act, shall not be deemed to be “willful” or “intentional” unless it is done, or omitted to be done, by You in bad faith or without a reasonable belief that the action or omission was in the best interests of the Corporation.

Vesting of Your Restricted Stock Units

The restricted stock units shall vest, and the restrictions on Your restricted stock units shall lapse, according to the following vesting schedule, PROVIDED YOU REMAIN CONTINUOUSLY EMPLOYED BY THE COMPANY THROUGH THE VESTING DATE (unless Your employment terminates due to Your Disability, death, or if You are party to an Executive Termination Pay Agreement (“ETPA”), an Involuntary Separation from Service without Cause as defined in the ETPA).

Vesting Date	Percent Vesting
December 5, 2015	33-1/3%
December 5, 2016	33-1/3%
December 5, 2017	33-1/3%

Your vested restricted stock units shall be paid out in shares of Common Stock as soon as practicable on or following the earlier of (i) Your termination of employment as a result of Your Disability, death, or (ii) the applicable vesting date provided in the vesting table above. Notwithstanding the foregoing, if You are a specified employee as defined under Section 409A of the Code and the related Treasury regulations thereunder and any portion of Your restricted stock unit award is, or becomes subject to the requirements of section 409A of the Code, Your vested restricted stock units shall be paid out in shares of Common Stock as soon as practicable following the earlier of (i) the date that is six months following Your termination of service due to Retirement, Disability, or job restructuring/reduction in force/unit closing, (ii) the date of Your death, or (iii) the applicable vesting date provided in the vesting table above. You shall not be allowed to defer the payment of Your shares of Common Stock to a later date.

Dividend Equivalents

You shall not have any rights as a stockholder until Your restricted stock units vest and You are issued shares of Common Stock in cancellation of the vested restricted stock units. You will, however, accrue dividend equivalents on the unvested restricted stock units in the amount of any quarterly dividend declared on the Common Stock. Dividend equivalents shall continue to accrue until Your restricted stock units vest and You receive actual shares of Common Stock in cancellation of the vested restricted stock units. The dividend equivalents shall be credited as additional restricted stock units in Your account to be paid out in shares of Common Stock on the vesting date along with the restricted stock units to which they relate. The number of additional restricted stock units to be credited to Your account shall be determined by dividing the aggregate dividend payable with respect to the number of restricted stock units in Your account by the Fair Market Value of the Common Stock on the dividend record date. The additional restricted stock units credited to Your account are subject to all of the terms and conditions of this restricted stock unit award and You shall forfeit Your additional restricted stock units in the event that You forfeit the restricted stock units to which they relate.

Acceleration of Vesting

If prior to December 5, 2017 Your employment is terminated as a result of Your death or Disability, You shall be entitled to a prorated number of restricted stock units. The proration shall be based on the ratio of (a) the number of calendar days from the Date of Grant to the effective date of termination to (b) the total number of calendar days in the vesting period. The number of restricted stock units that have already vested shall be subtracted from the prorated amount and the remaining prorated restricted stock units shall immediately vest. The prorated number of restricted stock units to which You are entitled will be distributed as provided in “Vesting of Your Restricted Stock Units” above. Any restricted stock units which have not already vested or for which vesting is not accelerated shall be cancelled on such employment termination.

If You are a party to an ETPA on the date Your employment with the Company is terminated and Your employment terminates due to an Involuntary Separation from Service without Cause under, and as defined in, the ETPA, You shall be entitled to a prorated number of restricted stock units. The proration shall be based on the ratio of (a) the number of calendar days from the Date of Grant to the effective date of termination to (b) the total number of calendar days in the vesting period. The number of restricted stock units that have already vested shall be subtracted from the prorated amount and the remaining prorated restricted stock units shall immediately vest and be payable in shares of jcpenney Common Stock, subject to (a) the execution and delivery of a release in such form as may be required by the Company and (b) the expiration of the applicable revocation period for such release. If You fail to timely execute and deliver the required release or You revoke Your release before the expiration of the applicable revocation period, Your restricted stock units shall be forfeited and cancelled. The prorated number of restricted stock units to which You are entitled will be distributed as provided in “Vesting of Your Restricted Stock Units” above. Any restricted stock units which have not already vested or for which vesting is not accelerated shall be cancelled on such employment termination.

If following a Change in Control You experience an Involuntary Separation from Service by the Company for any reason other than Summary Dismissal within two years of such Change in Control, or You terminate Your employment for Good Reason, then the restrictions shall lapse with respect to all unvested restricted stock units and the restricted stock units shall become fully vested and nonforfeitable on the date of any such termination of Your employment. The number of restricted stock units to which You are entitled will be distributed as provided in “Vesting of Your Restricted Stock Units” above.

You may designate a beneficiary to receive any shares of Common Stock in which You may vest if Your employment is terminated as a result of Your death by completing a beneficiary designation form in such form as may be prescribed from time to time by the Company. The beneficiary listed on Your beneficiary designation form shall receive the vested shares covered by the restricted stock unit award in the case of termination of employment due to death.

If Your employment terminates for any reason other than those specified above, any unvested restricted stock units shall be cancelled on the effective date of termination.

Recoupment

Equity awards are subject to the Company’s currently effective recoupment policy, as that policy may be amended from time to time by the Board or applicable statute or regulations. Under the recoupment policy, the Human Resources and Compensation Committee of the Board may require the Company, to the extent permitted by law, to cancel any of Your outstanding equity awards, including both vested and unvested awards, and/or to recover financial proceeds realized from the exercise of awards in the event of (i) a financial restatement arising out of the willful actions, including without limitation fraud or intentional misconduct, or gross negligence of any participant in the Company’s compensation plans or programs, including without limitation, cash bonus and stock incentive plans, welfare plans, or deferred compensation plans, or (ii) other events as established by applicable statute or regulations.

Taxes and Withholding

The vesting of any restricted stock units and the related issuance of shares of Common Stock shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements. Your withholding rate with respect to this award may not be higher than the minimum statutory rate. The Company shall retain and cancel the number of issued shares equal to the value of the required minimum tax withholding in payment of the required minimum tax withholding due or shall require that You satisfy the required minimum tax withholding, if any, or any other applicable federal, state or local income or employment tax withholding by such other means as the Company, in its sole discretion, deems reasonable.

Changes in Capitalization and Similar Changes

In the event of any change in the number of shares of Common Stock outstanding, or the assumption and conversion of this restricted stock unit award, by reason of any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, an equitable and proportionate adjustment shall be made to the number and class of shares which may be issued on vesting of the restricted stock units in this Notice.

Miscellaneous

(a)	Dispute Resolution. Any dispute between the parties under this Notice shall be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes (located in the city in which the Company’s principal executive offices are based) and the arbitration shall be conducted in that location under the rules of said Association. Each party shall be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Notice and may not change any of its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating the arbitrator’s determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by the Company and You or as the arbitrator equitably determines consistent with the application of state or federal law; provided, however, that Your share of such expenses shall not exceed the maximum permitted by law. To the extent applicable, in accordance with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv)(A) or any successor thereto, any payments or reimbursement of arbitration expenses which the Company is required to make under the foregoing provision shall meet the requirements below. The Company shall reimburse You for any such expenses, promptly upon delivery of reasonable documentation, provided, however, all invoices for reimbursement of expenses must be submitted to the Company and paid in a lump sum payment by the end of the calendar year following the calendar year in which the expense was incurred. All expenses must be incurred within a 20 year period following Your separation from service as defined in section 409A of the Code an dteh applicable Treasury regulations thereunder. The amount of expenses paid or eligible for reimbursement in one year under this Section governing the resolution of disputes under this Notice shall not affect the expenses paid or eligible for reimbursement in any other taxable year. The right to payment or reimbursement under this Section governing the resolution of disputes under this Notice shall not be subject to liquidation or exchange for another benefit.

Any arbitration or action pursuant to this Section governing the resolution of disputes under this Notice shall be governed by and construed in accordance with the substantive laws of the State of Delaware and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State. The mandatory arbitration provisions of this Section shall supersede in their entirety the J.C. Penney Alternative, a dispute resolution program generally applicable to employment terminations.

(b)	No Right to Continued Employment. Nothing in this award shall confer on You any right to continue in the employ of the Company or affect in any way the right of the Company to terminate Your employment without prior notice, at any time, for any reason, or for no reason.

(c)	Unsecured General Creditor. Neither You nor Your beneficiaries, heirs, successors and assigns shall have a legal or equitable right, interest or claim in any property or assets of the Company. For purposes of the payments under this Notice, any of the Company’s assets shall remain assets of the Company and the Company’s obligation under this Notice shall be merely that of an unfunded and unsecured promise to issue shares of Common Stock to You in the future pursuant to the terms of this Notice.

(d)	Transferability of Your Restricted Stock Units. The restricted stock unit granted hereunder is non-transferable.

(e)	Cessation of Obligation. The Company’s liability shall be defined only by this Notice. Upon distribution to You of all shares of Common Stock due under this Notice, all responsibilities and obligations of the Company shall be fulfilled and You shall have no further claims against the Company for further performance under this Notice.

(f)	Effect on Other Benefits. The value of the shares of Common Stock covered by this restricted stock unit award shall not be included as compensation or earnings for purposes of any other compensation, Retirement, or benefit plan offered to Company associates.

(g)	Administration. This Notice shall be administered by the Board, or its designee. The Board, or its designee, has full authority and discretion to decide all matters relating to the administration and interpretation of this Notice. The Board’s, or its designee’s, determinations shall be final, conclusive, and binding on You and Your heirs, legatees and designees.

(h)	Entire Notice and Governing Law. This Notice constitutes the entire agreement between You and the Company with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements between You and the Company with respect to the subject matter hereof, and may not be modified adversely to Your interest except by means of a writing signed by the You and the Company. Nothing in this Notice (except as expressly provided herein) is intended to confer any rights or remedies on any person other than You and the Company. This restricted stock unit award shall be governed by the internal laws of the State of Delaware, regardless of the dictates of Delaware conflict of laws provisions.

(i)	Interpretive Matters. The captions and headings used in this Notice are inserted for convenience and shall not be deemed a part of the award or this Notice for construction or interpretation.

(j)	Notice. For all purposes of this Notice, all communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed to the Company at its principal executive office, c/o the Company’s General Counsel, and to You at Your principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only on receipt.

(k)	Severability and Reformation. The Company intends all provisions of this Notice to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of this Notice is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Notice is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable and severed, and this Notice shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of this Notice shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

(l)	Counterparts. This Notice may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Notice.

(m)

Amendments; Waivers. This Notice may not be modified, amended, or terminated except by an instrument in writing, approved by the Company and signed by You and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, shall never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the

Company may waive compliance by the other party with any provision of this Notice that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

(n)	No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Notice. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Notice.